Exhibit 10.4

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This AGREEMENT (“AGREEMENT”) is made on this 14th day of December, 2010, by and between THE BOARD OF REGENTS (“BOARD”) of THE UNIVERSITY OF TEXAS SYSTEM (“SYSTEM”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER (“UTMDACC”), a member institution of SYSTEM, and ARROWHEAD RESEARCH CORPORATION a Delaware corporation having a principal place of business located at 201 South Lake Avenue, Suite 703, Pasadena, CA 91101 (“LICENSEE”).

RECITALS

A.	BOARD owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER developed at UTMDACC.

B.	BOARD, through UTMDACC, desires to have the LICENSED SUBJECT MATTER developed in the LICENSED FIELD and used for the benefit of LICENSEE, BOARD, SYSTEM, UTMDACC, the inventor(s), and the public as outlined in BOARD’s Intellectual Property Policy.

C.	LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I. EFFECTIVE DATE

1.1	This AGREEMENT is effective as of the date written above (“EFFECTIVE DATE”) which is the date fully executed by all parties.

II. DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1	AFFILIATE means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

2.2	IMPROVEMENT(s) means BOARD’s rights in any invention that is an improvement or modification to the PATENT RIGHTS in the LICENSED FIELD, that cannot be practiced without infringing a claim of any issued patent or pending application under the PATENT RIGHTS, and that:

(1)	is conceived and reduced to practice solely by Wadih Arap, M.D., Ph.D. and/or Renata Pasqualini, Ph.D., and/or any UTMDACC lab personnel working solely under the supervision of either of them, while both are employed solely by UTMDACC, and is conceived and reduced to practice solely at UTMDACC-owned facilities; and

(2)	is conceived and reduced to practice within five (5) years of the EFFECTIVE DATE; and

(3)	is not obligated, in whole or in part, to a third party in any field of use and is owned solely by the BOARD; and

(4)	is disclosed to UTMDACC’s Office of Technology Commercialization “OTC”) in accordance with UTMDACC’s Intellectual Property Policy or is otherwise disclosed to OTC.

Notwithstanding the foregoing, IMPROVEMENTS shall not include any improvement or modification involving or related to the EXCLUDED PEPTIDES/FRAGMENTS.

2.3	IND means the application submitted to the United States Food and Drug Administration (“FDA”) for approval to conduct a clinical investigation with an investigational new drug, as more specifically defined by 21 C.F.R. §312 et seq., or any future revisions or substitutes thereof, or an equivalent application filed with any equivalent regulatory agency or governmental authority in any jurisdiction other than the United States.

2.4

LICENSED FIELD means the fields of: (A) therapeutics, diagnostics and research products and services that satisfy both of the following criteria: (1) the products and services incorporate peptides that specifically target receptors on adipose tissue or vasculature associated with adipose tissue; and (2) the products and services are used to treat, diagnose or research solely the following: (a) obesity and overweight; and/or (b) metabolic conditions related to, caused by, and/or associated with obesity and overweight; and (B) cancer therapeutics, cancer diagnostics and cancer research products and services, involving the direct or indirect use of any of the *** peptide, any functional fragments thereof, or any derivatives or functional analogs of any such peptides or fragments. Notwithstanding the foregoing, the LICENSED FIELD shall not include any field that involves the direct or indirect use of any of the following peptides, any functional fragments thereof, or any derivatives, or analogs of any such peptides or fragments (including any compositions, products, processes, methods, or services comprising or incorporating any of the foregoing peptides, fragments, derivatives or analogs (collectively, the ***): (1) the ***; (2) the ***; (3) the ***; (4) the ***; (5) the ***; and (6) the ***.

2.5	LICENSED PRODUCTS means any product or service sold by LICENSEE or its AFFILIATES or their sublicensees comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT.

2.6	LICENSED SUBJECT MATTER means inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within LICENSED FIELD.

2.7	LICENSED TERRITORY means worldwide.

2.8	MARKETING APPROVAL means the approval required by the United States Food and Drug Administration (“FDA”) in the United States, or an equivalent regulatory agency or governmental authority in any jurisdiction other than the United States, to market and sell a LICENSED PRODUCT in such jurisdiction.

2.9	NDA means a New Drug Application or Biologics License Application filed with the FDA in connection with obtaining MARKETING APPROVAL, or an equivalent application filed with any equivalent regulatory agency or governmental authority in any jurisdiction other than the United States.

2.10

NET SALES means the gross revenues received by LICENSEE or its AFFILIATES or their sublicensees from a SALE less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by LICENSEE or its AFFILIATES or their sublicensees in their official books and records in accordance with generally accepted accounting practices and consistent with their published financial statements and/or regulatory filings with the United States Securities and Exchange Commission.

2.11	PATENT RIGHTS means BOARD’s rights in the information or discoveries described in invention disclosures, or claimed in any patents and/or patent applications, whether domestic or foreign, as identified in Exhibit I attached hereto, and all divisionals, continuations, continuations-in-part (to the extent the claims of such continuations-in-part are entitled to claim priority to the aforesaid patents and/or patent applications identified in Exhibit I), reissues, reexaminations or extensions of the patents and/or patent applications identified in Exhibit I, and any letters patent, domestic or foreign, that issue thereon.

2.12	PHASE I CLINICAL STUDY means: (a) that portion of the FDA submission and approval process which provides for the first introduction into humans of a product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action, as more fully defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21(a) or any future revisions or substitutes therefor; or (b) a similar clinical study in any jurisdiction other than the United States.

2.13	PHASE II CLINICAL STUDY means: (a) that portion of the FDA submission and approval process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of a product for a particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21(b) or any future revisions or substitutes therefor; or (b) a similar clinical study in any jurisdiction other than the United States.

2.14	PHASE III CLINICAL STUDY means: (a) that portion of the FDA submission and approval process in which expanded clinical trials are conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of a product, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21(c) or any future revisions or substitutes therefor; or (b) a similar clinical study in any jurisdiction other than the United States.

2.15	SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE, an AFFILIATE or a ROYALTY-FREE PRACTITIONER. As used herein, “ROYALTY-FREE PRACTITIONER” means UTMDACC and the following individuals: Wadih Arap, M.D., Ph.D. and Amado Zurita-Saavedra, M.D. (“PHYSICIAN INVENTORS”), and any partner or associate who practices medicine with one or more of the PHYSICIAN INVENTORS, but with respect to such partner or associate, only for such time as he/she is engaged in a bona fide medical practice with one or more of the PHYSICIAN INVENTORS.

2.16	TECHNOLOGY RIGHTS means BOARD’s rights in any technical information, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data created by the inventor(s) listed in Exhibit I at UTMDACC before the EFFECTIVE DATE, which are not claimed in PATENT RIGHTS but that are necessary for practicing PATENT RIGHTS.

2.17	VALID CLAIM means: (a) a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a claim of any pending or published patent application that that has not been cancelled, withdrawn or abandoned and that has not been pending for more than five (5) years from the filing date of the earliest patent application from which the pending or published application containing such claim claims priority. For purposes of clarification, if a claim in an application has been pending for more than five (5) years from its priority date, and a patent subsequently issues containing such claim, then upon issuance of the patent, the claim shall thereafter be considered a VALID CLAIM.

III. LICENSE

3.1	BOARD, through UTMDACC, hereby grants to LICENSEE a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use, import, offer to sell and/or sell LICENSED PRODUCTS within LICENSED TERRITORY for use within LICENSED FIELD. This grant is subject to Sections 14.1, 14.2 and 14.3 hereinbelow, the payment by LICENSEE to UTMDACC of all consideration as provided herein, the timely payment of all amounts due hereunder, and is further subject to the following rights retained by BOARD and UTMDACC to:

(a)	Publish the general scientific findings from research related to LICENSED SUBJECT MATTER, subject to the terms of ARTICLE XI–Confidential Information and Publication; and

(b)	Use LICENSED SUBJECT MATTER for: (1) commercial and non-commercial research; and (2) teaching, patient care, and other academically-related purposes; provided however, that BOARD and UTMDACC shall not engage in commercial research that is specifically directed to the use of PATENT RIGHTS and/or TECHNOLOGY RIGHTS in the LICENSED FIELD. BOARD and UTMDACC may engage in general commercial research with respect to PATENT RIGHTS and TECHNOLOGY RIGHTS and in commercial research in fields of use other than the LICENSED FIELD.

3.2	LICENSEE may extend the license granted herein to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE. LICENSEE agrees to deliver such contract to UTMDACC within thirty (30) calendar days following execution thereof.

3.3	LICENSEE may grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT provided that LICENSEE is responsible for its sublicensees relevant to this AGREEMENT, and for diligently collecting all amounts due LICENSEE from sublicensees. If a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use its best commercially reasonable efforts to collect all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.

3.4	LICENSEE must deliver to UTMDACC a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within sixty (60) calendar days after execution, modification, or termination.

3.5	If this AGREEMENT is terminated pursuant to ARTICLE XIII-Term and Termination, BOARD and UTMDACC agree to accept as successors to LICENSEE, existing sublicensees in good standing at the date of termination provided that each such sublicensee consents in writing to be bound by all of the terms and conditions of this AGREEMENT.

3.6	UTMDACC shall promptly disclose any IMPROVEMENTS to LICENSEE. LICENSEE shall have ninety (90) days from the date of such disclosure to notify UTMDACC in writing whether LICENSEE desires to include such IMPROVEMENTS under this AGREEMENT. If LICENSEE desires to include a disclosed IMPROVEMENT in this AGREEMENT, the parties shall enter into an amendment to this AGREEMENT adding BOARD’s rights in such IMPROVEMENT to Exhibit I, giving LICENSEE a license to such IMPROVEMENT in the LICENSED FIELD. LICENSEE will reimburse UTMDACC for all documented legal and filing fees incurred by UTMDACC relating to any IMPROVEMENT added to this AGREEMENT. If LICENSEE does not send written notice to UTMDACC of its desire to add the IMPROVEMENT to the AGREEMENT prior to expiration of the ninety (90) day period, then thereafter UTMDACC shall have the right to freely license the IMPROVEMENT to third parties, with no further obligation or consideration due to LICENSEE. In the event an IMPROVEMENT is added to the AGREEMENT pursuant to this Section 3.6, the term “EFFECTIVE DATE” as used in Section 2.16 for purposes of defining the TECHNOLOGY RIGHTS related to such IMPROVEMENT shall be deemed to be the effective date of the amendment adding such IMPROVEMENT to this AGREEMENT.

IV. CONSIDERATION, PAYMENTS AND REPORTS

4.1	In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE agrees to pay UTMDACC the following:

(a)

All documented legal and filing fees incurred by UTMDACC after the EFFECTIVE DATE in filing, prosecuting, and maintaining PATENT RIGHTS, and all such future expenses incurred by UTMDACC, for so long as, and in such countries as this AGREEMENT remains in effect (“PATENT EXPENSES”). Notwithstanding the foregoing, in the event that there are other entities with licenses to both of the technologies listed on Exhibit I in other fields of use (“ADDITIONAL LICENSEES”), then LICENSEE shall be obligated to pay only a pro rata share of the PATENT EXPENSES as follows. LICENSEE’s pro rata share shall be calculated by dividing the total amount of PATENT EXPENSES by the total number of ADDITIONAL LICENSEES with active licenses plus one (for LICENSEE). In the event ADDITIONAL LICENSEES are added after LICENSEE has paid an invoice, LICENSEE shall not be entitled to a refund of any past payments for PATENT EXPENSES. However, LICENSEE shall be entitled to reduce the amount of prospective payments due to UTMDACC by an amount that will result in LICENSEE’S share of PATENT EXPENSES being equal to the pro rata share of the PATENT EXPENSES divided by the number of then currently active ADDITIONAL LICENSEES plus one (for LICENSEE). UTMDACC will invoice LICENSEE on a quarterly basis for PATENT EXPENSES and will indicate in the invoice the total number of ADDITIONAL LICENSEES with active licenses and specify the amount owed by LICENSEE. Any invoiced amounts will be due and payable by LICENSEE within thirty (30) calendar days of invoice. With respect to patent expenses incurred prior to the EFFECTIVE DATE, it is understood and agreed that certain patent expenses incurred prior to the EFFECTIVE

DATE have been paid by LICENSEE and that the Option Fee of *** paid by LICENSEE pursuant to the Option Agreement between the parties dated June 15, 2010 has been applied towards patent expenses incurred prior to the EFFECTIVE DATE. LICENSEE understands and agrees that LICENSEE is not entitled to any refund of such payments, nor is LICENSEE entitled to apply or credit any such past payments (including, but not limited to the Option Fee) towards any amounts due under this AGREEMENT; and

(b)	A one-time nonrefundable license documentation fee in the amount of $2,000,000.00. This fee will not reduce the amount of any other payment provided for in this ARTICLE IV, and is due and payable within thirty (30) calendar days after the AGREEMENT has been fully executed by all parties and LICENSEE has received an invoice for the amount from UTMDACC. This license documentation fee is not subject to the thirty (30) day cure period set forth in Section 13.3(b); and

(c)	The following nonrefundable annual maintenance fees (each an “Annual Maintenance Fee”) due and payable (without invoice) within thirty (30) calendar days of each anniversary of the EFFECTIVE DATE until the first SALE as follows:

(1)	an Annual Maintenance Fee of *** shall be due and payable within thirty (30) calendar days of the first anniversary of the EFFECTIVE DATE;

(2)	thereafter, the Annual Maintenance Fee will increase by *** each year up to a maximum of ***. For example, an Annual Maintenance Fee of *** will be due and payable within thirty (30) calendar days of the second anniversary of the EFFECTIVE DATE; an Annual Maintenance Fee of *** will be due and payable within thirty (30) calendar days of the third anniversary of the EFFECTIVE DATE, and so on. The Annual Maintenance Fee may be credited against milestone payments due under Section 4.1(f). Otherwise, the Annual Maintenance Fee will not reduce the amount of any other payment provided for in this ARTICLE IV; and

(d)	Running royalties to be calculated on a country-by-country basis as follows:

(1)	a running royalty equal to *** of NET SALES of LICENSED PRODUCTS covered by a VALID CLAIM in the jurisdiction of SALE at the time of SALE; and

(2)	a running royalty equal to *** of NET SALES of LICENSED PRODUCTS not covered by a VALID CLAIM in the jurisdiction of SALE at the time of SALE, unless LICENSEE declined to pay or failed to pay the applicable PATENT EXPENSES for pursuing and obtaining a VALID CLAIM in the jurisdiction of SALE, in which case a running royalty equal to *** of NET SALES of LICENSED PRODUCTS shall apply; and

(e)	After the first SALE, minimum annual royalties (“Minimum Annual Royalties”) of ***, due and payable (without invoice) within thirty (30) calendar days of the first and subsequent anniversaries of the EFFECTIVE DATE which follow the first SALE. Running royalties accrued under Section 4.1(d) and paid to UTMDACC during the one year period preceding an anniversary of the EFFECTIVE DATE shall be credited against the Minimum Annual Royalties due on that anniversary date; and

(f)	The following one-time milestone payments, due and payable to UTMDACC regardless of whether the milestone is achieved by LICENSEE, a sublicensee or AFFILIATE:

(1)	Commencement of the first PHASE I CLINICAL STUDY in any jurisdiction for a LICENSED PRODUCT that is covered by a VALID CLAIM in at least one jurisdiction: ***;

(2)	Commencement of the first PHASE II CLINICAL STUDY in any jurisdiction for a LICENSED PRODUCT that is covered by a VALID CLAIM in at least one jurisdiction: ***;

(3)	Commencement of the first PHASE III CLINICAL STUDY in any jurisdiction for a LICENSED PRODUCT that is covered by a VALID CLAIM in at least one jurisdiction: ***;

(4)	submission of the first NDA in any jurisdiction for a LICENSED PRODUCT that is covered by a VALID CLAIM in at least one jurisdiction: ***;

(5)	receipt of MARKETING APPROVAL in the United States for the first LICENSED PRODUCT that is covered by a VALID CLAIM in any jurisdiction: ***;

(6)	receipt of MARKETING APPROVAL in Europe for the first LICENSED PRODUCT that is covered by a VALID CLAIM in any jurisdiction: ***; and

(7)	receipt of MARKETING APPROVAL in Japan for the first LICENSED PRODUCT that is covered by a VALID CLAIM in any jurisdiction: ***.

“Commencement” of a clinical study as used in this AGREEMENT shall be deemed to occur upon the first administration of a LICENSED PRODUCT or placebo to any individual enrolled in the applicable clinical study. Each of the foregoing milestone payments shall be made by LICENSEE to UTMDACC (without invoice) within thirty (30) calendar days of achieving the milestone event and shall not reduce the amount of any other payment provided for in this ARTICLE IV. LICENSEE will promptly advise UTMDACC when each milestone is achieved; and

(g)	The following percentages of all consideration (other than research and development money, royalties for NET SALES, and consideration for the purchase of LICENSEE’s stock or other securities not in excess of fair market value) received by the LICENSEE from a sublicensee pursuant to Sections 3.3 and 3.4 hereinabove, including, but not limited to, up-front payments, marketing, distribution, franchise, option, license, or documentation fees, bonus, milestone payments and equity securities:

(1)	*** of all such consideration received on or before completion of a PHASE I CLINICAL STUDY in any jurisdiction sponsored by LICENSEE for a LICENSED PRODUCT covered by a VALID CLAIM in at least one jurisdiction;

(2)	*** of all such consideration received after completion of a PHASE I CLINICAL STUDY in any jurisdiction sponsored by LICENSEE for a LICENSED PRODUCT covered by a VALID CLAIM in at least one jurisdiction, but on or before completion of a PHASE II CLINICAL STUDY in any jurisdiction sponsored by LICENSEE for a LICENSED PRODUCT covered by a VALID CLAIM in at least one jurisdiction; and

(3)	*** of all such consideration received after completion of a PHASE II CLINICAL STUDY in any jurisdiction sponsored by LICENSEE for a LICENSED PRODUCT covered by a VALID CLAIM in at least one jurisdiction; and

(h)	In the event this AGREEMENT or any sublicense under this AGREEMENT is assigned to a third party (other than an AFFILIATE), the following percentage of all consideration received for the assignment of rights under this AGREEMENT/sublicense shall be payable to UTMDACC (in partial consideration for UTMDACC’s allowing the assignment) on or before the effective date of the assignment:

(1)	*** of all consideration received on or before completion of a PHASE I CLINICAL STUDY for a LICENSED PRODUCT sponsored by LICENSEE;

(2)	*** of all consideration received after completion of a PHASE I CLINICAL STUDY for a LICENSED PRODUCT sponsored by LICENSEE, but on or before completion of a PHASE II CLINICAL STUDY for a LICENSED PRODUCT sponsored by LICENSEE; and

(3)	*** of all consideration received after completion of a PHASE II CLINICAL STUDY for a LICENSED PRODUCT sponsored by LICENSEE.

4.2	Unless otherwise provided, all such payments are payable within thirty (30) calendar days after March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT, at which time LICENSEE will also deliver to UTMDACC a true and accurate report, giving such particulars of the business conducted by LICENSEE, its AFFILIATES and its sublicensees, if any exist, during the preceding three (3) calendar months under this AGREEMENT as necessary for UTMDACC to account for LICENSEE’s payments hereunder. This report will include pertinent data, including, but not limited to:

(a)	the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by LICENSEE since the previous report; and

(b)	a list of LICENSED PRODUCTS produced for the three (3) preceding calendar months categorized by the technology it relates to under PATENT RIGHTS; and

(c)	the total quantities of LICENSED PRODUCTS produced by the category listed in Section 4.2(b); and

(d)	the total SALES by the category listed in Section 4.2(b); and

(e)	the calculation of NET SALES by the category listed in Section 4.2(b); and

(f)	the royalties so computed and due UTMDACC by the category listed in Section 4.2(b) and/or minimum royalties; and

(g)	all consideration received from each sublicensee or assignee and payments due UTMDACC; and

(h)	all other amounts due UTMDACC herein.

Simultaneously with the delivery of each such report, LICENSEE agrees to pay UTMDACC the amount due, if any, for the period of such report. These reports are required even if no payments are due.

4.3

During the term of this AGREEMENT and for one (1) year thereafter, LICENSEE agrees to keep complete and accurate records of its, its AFFILIATES’ and its sublicensees’ SALES and NET SALES in sufficient detail to enable the royalties and other payments due hereunder to be determined. LICENSEE agrees to permit UTMDACC or its representatives, at UTMDACC’s expense, to periodically examine LICENSEE’s books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. If any amounts due UTMDACC are determined to have been underpaid in an amount equal to or greater than ten percent (10%) of the total amount due during the period so examined, then LICENSEE will pay the cost of the examination plus accrued interest at the highest allowable rate.

4.4	Within thirty (30) calendar days following each anniversary of the EFFECTIVE DATE, LICENSEE will deliver to UTMDACC a written progress report as to LICENSEE’s (and any sublicensee’s) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and LICENSEE’s (and sublicensees’) commercialization plans for the upcoming year.

4.5	All amounts payable hereunder by LICENSEE will be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks are to be made payable to The University of Texas M. D. Anderson Cancer Center, and sent by United States mail to Box 4390, Houston, Texas 77210-4390, or by wire transfer to:

JPMorgan Chase Bank, N.A.

910 Travis

Houston, Texas 77002

SWIFT: CHASUS33 (for international wires only)

ABA ROUTING NO: 021000021

ACCOUNT NAME: Univ. of Texas M. D. Anderson Cancer Center

ACCOUNT NO.: 1586838979

REFERENCE: include title and EFFECTIVE DATE of AGREEMENT and type of payment (e.g., license documentation fee, milestone payment, royalty [including applicable patent/application identified by MDA reference number and patent number or application serial number], or annual maintenance fee, etc.).

4.6	No payments due or royalty rates owed under this AGREEMENT will be reduced as the result of co-ownership of LICENSED SUBJECT MATTER by BOARD and another party, including, but not limited to, LICENSEE.

V. SPONSORED RESEARCH

5.1	If LICENSEE desires to sponsor research for or related to the LICENSED SUBJECT MATTER, and particularly where LICENSEE receives payments for sponsored research pursuant to a sublicense under this AGREEMENT, LICENSEE (a) will notify UTMDACC in writing of all opportunities to conduct this sponsored research (including clinical trials, if applicable), (b) will solicit research and/or clinical proposals from UTMDACC for this purpose, and (c) will give good faith consideration to funding the proposals at UTMDACC.

VI. PATENTS AND INVENTIONS

6.1

If after consultation with LICENSEE both parties agree that a new patent application should be filed for LICENSED SUBJECT MATTER, UTMDACC will prepare and file appropriate patent applications, and LICENSEE will pay the cost of searching, preparing, filing, prosecuting and maintaining same. If LICENSEE notifies UTMDACC that it does not intend to pay the cost of filing, prosecuting or maintaining a patent application or patent directed to the PATENT RIGHTS, or if LICENSEE fails to promptly confirm its intent to pay the cost of filing, prosecuting or maintaining a patent application or patent upon inquiry from UTMDACC, or if LICENSEE is in arrears on any expense payments due under

Section 4.1(a), then UTMDACC may take any action it deems appropriate with respect to such patent application or patent. By way of example, and not by way of limitation, UTMDACC may elect to file, not file, continue prosecution or maintenance, or abandon such patent application or patent at its own expense without further notice to LICENSEE. In the event UTMDACC files or continues prosecution or maintenance of such patent application or patent at UTMDACC’s expense, then LICENSEE’s rights to such invention under this AGREEMENT shall terminate in their entirety. UTMDACC will provide LICENSEE with a copy of any applications and substantive filings and correspondence with or to a patent office with respect to any patent application or patent for which LICENSEE has paid and is continuing to pay PATENT EXPENSES in accordance with Section 4.1(a). UTMDACC will use reasonable efforts to provide copies of such applications, substantive filings and correspondence to be sent to or filed with a patent office sufficiently in advance of submission so as to give LICENSEE a reasonable opportunity to comment thereon. BOARD and UTMDACC shall consider LICENSEE’s comments in good faith, but shall not be required to implement them. The parties agree that they share a common legal interest to get valid enforceable patents and that LICENSEE will keep all privileged information received pursuant to this Section confidential.

VII. INFRINGEMENT BY THIRD PARTIES

7.1	To the extent not prohibited by the Pre-Existing Agreements as defined in Section 7.3, below, LICENSEE, at its expense, shall have the first right to, but is not obligated to, enforce any patent exclusively licensed hereunder against infringement by third parties in the LICENSED FIELD and is entitled to retain recovery from such enforcement. After reimbursement of LICENSEE’s reasonable legal costs and expenses related to such recovery, LICENSEE agrees to pay UTMDACC either: (a) *** of any monetary recovery that is for lost sales due to the infringement and *** of any related enhanced, increased or punitive damages; or (b) *** of any monetary recovery that is for reasonable royalties or lost profits and *** of any related enhanced, increased or punitive damages. LICENSEE must notify UTMDACC in writing of any potential infringement in the LICENSED FIELD within thirty (30) calendar days of knowledge thereof. If LICENSEE does not file suit against a substantial infringer in the LICENSED FIELD within nine (9) months of knowledge thereof, then BOARD or UTMDACC may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself and LICENSEE, with UTMDACC retaining all recoveries from such enforcement, and/or reduce the license granted hereunder to non-exclusive.

7.2	In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other, and, if applicable, with licensees in other fields of use. At the request and expense of the party bringing suit, the other party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

7.3	Notwithstanding any other provision herein to the contrary, LICENSEE understands that BOARD and UTMDACC have previously entered into license agreements with third parties granting licenses to the PATENT RIGHTS and/or TECHNOLOGY RIGHTS in other fields of use outside of the LICENSED FIELD (“Pre-Existing Agreements”). These Pre-Existing Agreements contain language regarding the third parties’ rights and obligations in the event of infringement of the PATENT RIGHTS. To the extent the provisions of this ARTICLE VII conflict with these Pre-Existing Agreements, LICENSEE understands and agrees that the Pre-Existing Agreements shall control.

VIII. PATENT MARKING

8.1	LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S), documentation therefor, and, when possible, actual LICENSED PRODUCT(S) sold by LICENSEE, AFFILIATES, and/or sublicensees of LICENSEE will be permanently and legibly marked with the number of any applicable patent(s) licensed hereunder in accordance with each country’s patent laws, including Title 35, United States Code, to the extent such marking is necessary or required to fully preserve PATENT RIGHTS in each such country.

IX. INDEMNIFICATION AND INSURANCE

9.1	LICENSEE agrees to hold harmless and indemnify BOARD, SYSTEM, UTMDACC, their Regents, officers, employees (including inventors), students and agents from and against any claims, demands, or causes of action whatsoever, costs of suit and reasonable attorney’s fees, including without limitation, those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights granted hereunder by LICENSEE, its officers, its AFFILIATES or their officers, employees, agents or representatives.

9.2	IN NO EVENT SHALL BOARD, SYSTEM OR UTMDACC BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR CLAIMS AGAINST LICENSEE FOR INDEMNIFICATION (SECTION 9.1) OR FOR MISUSE OR MISAPPROPRIATION OR INFRINGEMENT OF BOARD AND/OR UTMDACC’S INTELLECTUAL PROPERTY RIGHTS, LICENSEE WILL NOT BE LIABLE TO BOARD AND/OR UTMDACC FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER LICENSEE KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

9.3	Beginning at the time when any LICENSED SUBJECT MATTER is being distributed or sold (including for the purpose of obtaining regulatory approvals) by LICENSEE, an AFFILIATE, or by a sublicensee, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate, and LICENSEE shall use reasonable efforts to have the BOARD, SYSTEM, UTMDACC, their Regents, officers, employees, students and agents named as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this AGREEMENT; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under this AGREEMENT.

9.4	LICENSEE shall provide UTMDACC with written evidence of such insurance within thirty (30) calendar days of its procurement. Additionally, LICENSEE shall provide UTMDACC with written notice of at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance.

9.5	LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: (i) the period that any LICENSED SUBJECT MATTER developed pursuant to this AGREEMENT is being commercially distributed or sold by LICENSEE, an AFFILIATE or by a sublicensee or agent of LICENSEE; and (ii) the five (5) year period immediately after such period.

X. USE OF BOARD AND UTMDACC’S NAME

10.1	LICENSEE will not use the name of (or the name of any employee of) UTMDACC, SYSTEM or BOARD in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance express written consent of BOARD secured through:

The University of Texas

M. D. Anderson Cancer Center

Legal Services, Unit 0537

P.O. Box 301439

Houston, TX 77230-1439

ATTENTION: ***

Email: ***

Notwithstanding the above, LICENSEE may use the name of (or name of employee of) UTMDACC, SYSTEM or BOARD in routine business correspondence, or as needed in appropriate regulatory submissions without express written consent.

XI. CONFIDENTIAL INFORMATION AND PUBLICATION

11.1	UTMDACC, LICENSEE, and any AFFILIATE(s) to whom this AGREEMENT is extended in accordance with Section 3.2, each agree that all information contained in documents marked “confidential” and forwarded to one by the other (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this AGREEMENT, and (iii) will not be disclosed by the recipient party (except as required by law or court order), its agents (which include counsel, consultants, accountants and financial advisors) or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure; or

(b)	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; or

(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or

(d)	was already known by the recipient party at the time of disclosure; or

(e)	was independently developed by the recipient party without use of the disclosing party’s confidential information; or

(f)	is required by law or regulation to be disclosed.

11.2	Each party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party’s confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this AGREEMENT is in force and for a period of three (3) years thereafter.

11.3	To the extent authorized by the Constitution and laws of the State of Texas and subject to the statutory duties of the Texas Attorney General, the parties agree as follows: If either party is required by law to disclose any confidential information of the other party, it will provide the other party with reasonable notice of such potential disclosure to afford the other party an opportunity to obtain a protective order or other appropriate remedy. In any event, the party being required to make the disclosure will disclose only that portion of the confidential information which is legally required and will use best efforts to assure that confidential treatment is afforded to any confidential information so disclosed.

11.4	UTMDACC reserves the right to publish the general scientific findings from research related to LICENSED SUBJECT MATTER, with due regard to the protection of LICENSEE’s confidential information. UTMDACC will submit the manuscript of any proposed publication to LICENSEE at least thirty (30) calendar days before submission for publication, and LICENSEE shall have the right to review and comment upon the publication in order to protect LICENSEE’s confidential information. Upon LICENSEE’s request, submission shall be delayed up to sixty (60) additional calendar days to enable LICENSEE to secure adequate intellectual property protection of LICENSEE’s confidential information that would otherwise be affected by the publication.

XII. ASSIGNMENT

12.1	Except in connection with the sale of substantially all of LICENSEE’s assets to a third party, this AGREEMENT may not be assigned by LICENSEE without the prior written consent of UTMDACC, which will not be unreasonably withheld. For any assignment of this AGREEMENT to be effective: (a) the LICENSEE must timely pay UTMDACC the assignment consideration specified in Section 4.1(h); and (b) the assignee must assume in writing (a copy of which writing will be provided to UTMDACC) all of LICENSEE’s interests, rights, duties, and obligations under the AGREEMENT and agree to comply with all terms and conditions of the AGREEMENT as if the assignee were the original party (i.e., the LICENSEE) to the AGREEMENT. Notwithstanding the foregoing, LICENSEE may make a one-time assignment of this AGREEMENT (including any amendments thereto) to an AFFILIATE without prior written consent of UTMDACC provided that all of the conditions set forth above in subpart (b) are satisfied.

XIII. TERM AND TERMINATION

13.1	Subject to Sections 13.3 and 13.4 hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE to the full end of the term or terms for which a VALID CLAIM of the PATENT RIGHTS exists, or if only TECHNOLOGY RIGHTS are licensed and no PATENT RIGHTS are applicable, for a term of fifteen (15) years from the EFFECTIVE DATE.

13.2	(a) Any time after three (3) years from the EFFECTIVE DATE, BOARD or UTMDACC have the right to terminate this license in any national political jurisdiction within the LICENSED TERRITORY if LICENSEE, within ninety (90) calendar days after receiving written notice from UTMDACC of the intended termination, fails to provide written evidence satisfactory to UTMDACC that LICENSEE or its sublicensee(s) has commercialized or is actively and effectively attempting to commercialize a licensed invention in such jurisdiction(s). The following definitions apply to Section 13.2: (a) “commercialized” means having SALES in such jurisdiction; and (b) “actively and effectively attempting to commercialize” means having an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, and/or production and/or SALES in any jurisdiction, and has provided plans acceptable to UTMDACC, in its sole discretion, to commercialize licensed inventions in the jurisdiction(s) that UTMDACC intends to terminate.

(b) In addition to the foregoing, UTMDACC shall have the right to terminate this AGREEMENT if LICENSEE (directly, or indirectly through its AFFILIATES or sublicensees) fails to meet any of the following commercial diligence milestones (each, a “DILIGENCE MILESTONE”) with respect to the LICENSED SUBJECT MATTER:

(1)	Submission to UTMDACC of a protocol for a PHASE II CLINICAL STUDY for a LICENSED PRODUCT within two (2) years of approval of an IND;

(2)	Commencement of a PHASE II CLINICAL STUDY for a LICENSED PRODUCT within four (4) years of approval of an IND; and

(3)	Commencement of a PHASE III CLINICAL STUDY for a LICENSED PRODUCT within seven (7) years of approval of an IND.

LICENSEE may extend any of the deadlines for meeting the DILIGENCE MILESTONES forth in this Section 13.2(b) above, upon written notice to UTMDACC requesting an extension and full payment of the EXTENSION FEE, as defined below, prior to expiration of the applicable deadline. For purposes of this Section 13.2(b), the term “EXTENSION FEE” shall mean *** for the first year extension. Thereafter, the EXTENSION FEE will double in price, i.e., *** shall be due for the second year extension, *** shall be due for the third year extension, *** shall be due for the fourth year extension, and so on. Upon payment of each EXTENSION FEE with respect to any of the DILIGENCE MILESTONES, an additional year will be added to the time for completion of such DILIGENCE MILESTONE and all other as yet unmet DILIGENCE MILESTONES. It is understood and agreed that time is of the essence with respect to payment of the EXTENSION FEE, and failure to timely pay an EXTENSION FEE shall not be subject to any cure period.

(c) In addition to the foregoing, UTMDACC shall have the right to terminate this AGREEMENT with respect to any IMPROVEMENT added under Section 3.6, if LICENSEE fails to meet any of the following commercial diligence milestones with respect to that IMPROVEMENT (each, an “IMPROVEMENT MILESTONE”):

(1)	On or before the seventh anniversary of the EFFECTIVE DATE, LICENSEE will initiate a commercialization path for a LICENSED PRODUCT incorporating the IMPROVEMENT. LICENSEE may satisfy this milestone by providing written evidence satisfactory to UTMDACC that LICENSEE or its sublicensee(s) has commercialized or is actively and effectively attempting to commercialize a LICENSED PRODUCT incorporating the IMPRVOVEMENT;

(2)	On or before the tenth anniversary of the EFFECTIVE DATE, LICENSEE will submit an IND to the FDA for a LICENSED PRODUCT incorporating the IMPROVEMENT; and

(3)	On or before the twelfth anniversary of the EFFECTIVE DATE, LICENSEE will Commence a PHASE I CLINICAL STUDY of a LICENSED PRODUCT incorporating the IMPROVEMENT.

LICENSEE may extend any of the deadlines for meeting the IMPROVEMENT MILESTONES forth in this Section 13.2(c) above, upon written notice to UTMDACC requesting an extension and full payment of the IMPROVEMENT EXTENSION FEE, as defined below, prior to expiration of the applicable deadline. For purposes of this Section 13.2(c), the term “IMPROVEMENT EXTENSION FEE” shall mean *** for the first year extension. Thereafter, the IMPROVEMENT EXTENSION FEE will double in price, i.e, *** shall be due for the second year extension, *** shall be due for the third year extension, *** shall be due for the fourth year extension, and so on. Upon payment of each IMPROVEMENT EXTENSION FEE with respect to any of the IMPROVEMENT MILESTONES, an additional year will be added to the time for completion of such IMPROVEMENT MILESTONE and all other as yet unmet IMPROVEMENT MILESTONES. It is understood and agreed that time is of the essence with respect to payment of the IMPROVEMENT EXTENSION FEE, and failure to timely pay an IMPROVEMENT EXTENSION FEE shall not be subject to any cure period.

13.3	Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:

(a)	automatically, if LICENSEE files for bankruptcy or is declared bankrupt, and/or if LICENSEE is unable to pay its bills as they come due, and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or

(b)	upon thirty (30) calendar days written notice from UTMDACC, if LICENSEE breaches or defaults on the payment or report obligations of ARTICLE IV (excluding the license documentation fee specified in Section 4.1(b) for which no cure period applies), or use of name obligations of ARTICLE X, unless, before the end of the such thirty (30)-calendar day notice period, LICENSEE has cured the default or breach to UTMDACC’s satisfaction, and so notifies UTMDACC, stating the manner of the cure; or

(c)	upon ninety (90) calendar days written notice from UTMDACC if LICENSEE breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the such ninety (90) calendar-day notice period, LICENSEE has cured the default or breach to UTMDACC’s satisfaction and so notifies UTMDACC, stating the manner of the cure; or

(d)	at any time by mutual written agreement between LICENSEE and UTMDACC upon one hundred eighty (180) calendar days written notice to all parties and subject to any terms herein which survive termination; or

(e)	if Section 13.2 or 15.9 is invoked; or

(f)	if LICENSEE has defaulted or been late on its payment obligations pursuant to the terms of this AGREEMENT on any three (3) occasions in a twelve (12) month period; or

(g)	immediately, upon written notice from UTMDACC, if LICENSEE fails to timely pay the license documentation fee specified in Section 4.1(b).

13.4	Upon termination of this AGREEMENT:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination; and

(b)	LICENSEE covenants and agrees to be bound by the provisions of ARTICLES IX (Indemnification and Insurance), X (Use of Board and UTMDACC’s Name) and XI (Confidential Information and Publication) of this AGREEMENT; and

(c)	LICENSEE may, for a period of one year after the effective date of the termination, sell all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination, if LICENSEE pays the earned royalty thereon and any other amounts due pursuant to ARTICLE IV of this AGREEMENT; and

(d)	Subject to Section 13.4(c), LICENSEE agrees to cease and desist any use and all SALE of the LICENSED SUBJECT MATTER and LICENSED PRODUCTS upon termination of this AGREEMENT; and

(e)	LICENSEE grants to BOARD and UTMDACC a nonexclusive royalty bearing license with the right to sublicense others with respect to improvements made by LICENSEE (including improvements licensed by LICENSEE from third parties) in the LICENSED SUBJECT MATTER. LICENSEE and UTMDACC agree to negotiate in good faith the royalty rate for the nonexclusive license. BOARD’s and UTMDACC’s right to sublicense others hereunder is solely for the purpose of permitting others to develop and commercialize the entire technology package.

XIV. WARRANTY: SUPERIOR-RIGHTS

14.1	LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America (“Government”) and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government’s rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail. LICENSEE agrees that LICENSED PRODUCTS used or SOLD in the United States will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the GOVERNMENT. LICENSEE will promptly advise UTMDACC if such a written waiver is requested and/or obtained.

14.2	Except for the rights, if any, of the Government of the United States of America as set forth above, to the knowledge of UTMDACC’s Office of Technology Commercialization: (a) BOARD is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER; (b) BOARD has the sole right to grant licenses thereunder; and (c) BOARD has not knowingly granted licenses thereunder to any other entity in the LICENSED FIELD that would restrict rights granted hereunder except as stated herein.

14.3	LICENSEE understands and agrees that, except as stated in Section 14,2, BOARD and UTMDACC, by this AGREEMENT, are licensing the LICENSED SUBJECT MATTER “as is” in all respects. BOARD and UTMDACC, by this AGREEMENT, make no representation as to the validity and reproducibility of any data relating to the LICENSED SUBJECT MATTER, the scientific merit, operability or fitness for any use, safety, efficacy, toxicity, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. BOARD and UTMDACC, by this AGREEMENT, also make no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by BOARD or UTMDACC in the LICENSED FIELD, nor do BOARD and UTMDACC make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents or other intellectual property rights now held or that will be held by others or by BOARD. LICENSEE understands and agrees that the license granted herein is limited to BOARD’s rights only, and that LICENSEE may have to obtain a license from third parties to practice the rights granted herein.

14.4

LICENSEE, by execution hereof, acknowledges, covenants and agrees that LICENSEE has not been induced in any way by BOARD, SYSTEM, UTMDACC or employees thereof to enter into this AGREEMENT, and further warrants and represents that (a) LICENSEE is entering into this AGREEMENT voluntarily; (b) LICENSEE has conducted its own due diligence (including its own scientific investigation) with respect to all items and issues pertaining to this AGREEMENT; (c) LICENSEE is not relying on any statements or information provided by BOARD, UTMDACC or any inventor (or any employee, representative or agent of any of the foregoing) with respect to the validity, reproducibility, scientific merit or operability of the LICENSED SUBJECT MATTER; and (d) LICENSEE has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct its own due diligence, and agrees to accept all risks inherent herein.

XV. GENERAL

15.1	This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

15.2	Any notice required by this AGREEMENT must be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of UTMDACC to:

The University of Texas M. D. Anderson Cancer Center

Office of Technology Commercialization

7515 S. Main, Suite 490, Unit 0510

Houston, Texas 77030

ATTENTION: Christopher C. Capelli, M.D.

or in the case of LICENSEE to:

Arrowhead Research Corporation

201 South Lake Avenue

Suite 703

Pasadena, California 91101

ATTENTION: Christopher Anzalone, CEO

or other addresses as may be given from time to time under the terms of this notice provision.

15.3	LICENSEE must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT. LICENSEE acknowledges that the LICENSED SUBJECT MATTER is subject to U. S. export control jurisdiction. LICENSEE agrees to comply with all applicable international and national laws that apply to the LICENSED SUBJECT MATTER, including U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States.

15.4	This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE consents to the jurisdiction and venue of such courts and hereby explicitly waives the rights to any other venue to which it might be entitled by cause of action, domicile or otherwise. Nothing in this AGREEMENT shall be deemed as a waiver by BOARD, SYSTEM or UTMDACC of its sovereign immunity.

15.5

Any dispute or controversy arising out of or relating to this AGREEMENT, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Houston, Harris County, Texas, in accordance with the applicable, then-current procedures of the

American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of the LICENSED SUBJECT MATTER. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Section 15.5 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

15.6	Failure of BOARD or UTMDACC to enforce a right under this AGREEMENT will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.

15.7	Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

15.8	If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.

15.9

In the event that LICENSEE brings an action before any court, agency or tribunal seeking to invalidate or otherwise challenge the enforceability of or BOARD’s ownership of any patent included in the PATENT RIGHTS, then UTMDACC may immediately terminate this AGREEMENT upon written notice to LICENSEE. Any dispute regarding the validity, enforceability or ownership of any patent included in the PATENT RIGHTS shall be litigated in the courts located in Houston, Texas, and LICENSEE agrees not to challenge personal jurisdiction in that forum. To the extent that LICENSEE unsuccessfully challenges the validity or enforceability of any patent included in the PATENT RIGHTS, LICENSEE agrees to reimburse UTMDACC and BOARD for all costs and fees (including attorney’s fees) paid by UTMDACC and BOARD in defending against such challenge. LICENSEE understands and agrees that, in the event LICENSEE successfully challenges the validity or enforceability of any patent included in the PATENT RIGHTS, all payments or other consideration made or otherwise provided by LICENSEE to UTMDACC prior to a final, non-appealable adjudication of invalidity and/or unenforceability shall be non-refundable. The obligations of this Section shall survive the expiration or termination of this AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM		ARROWHEAD RESEARCH CORPORATION

By	/s/ John Mendelsohn	By	/s/ Christopher Anzalone
	John Mendelsohn, M.D.	Printed Name: Christopher Anzalone
	President	Title: President and CEO
The University of Texas
M. D. Anderson Cancer Center

Date: December 14, 2010		Date: November 24, 2010

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

By	/s/ Leon Leach
Leon Leach
Executive Vice President
The University of Texas
M. D. Anderson Cancer Center

Date: December 14, 2010

Approved as to Content:

By	/s/ Christopher C. Capelli
Christopher C. Capelli, M.D.
Vice President, Technology Based Ventures
Office of Technology Commercialization
M. D. Anderson Cancer Center

Date: November 29, 2010

41